Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

Earntz Healthcare Products, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0001 per share (2)	457	(o)	2,875,000	$5	$14,375,000	$110.20 per million	$1,584.13
	Other	Warrants (3)	457	(o)
	Equity	Ordinary shares underlying the Underwriter’s warrants(3)	457	(o)	201,250	$6.75	$1,358,437.50	$110.20 per million	$149.70
Fees Previously Paid	-	-	-		-	-	-	-	-
Carry Forward Securities	-	-	-		-	-	-	-	-
	Total Offering Amounts						$15,733,437.50		$1,733.83
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$1,733.83

(1)	The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes 375,000 additional shares (up to 15% of the ordinary shares offered to the public) that the Underwriter has the option to purchase to cover over-allotments, if any.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares underlying the Representative’s warrants (as defined below) are registered hereby, no separate registration fee is required with respect to the warrants registered hereby. We have agreed to issue, on the closing date of this offering warrants (the “Representative’s warrants”) to the representative of the underwriters in an amount equal to 7% of the aggregate number of Ordinary Shares sold by us in this offering. The exercise price of the Representative’s warrants is equal to 135% of the price of our Ordinary Shares offered hereby. The Representative’s warrants are exercisable for a period of five years from the effective date of the registration statement and will terminate on the fifth anniversary of the effective date of the registration statement.